EXHIBIT 99.1

FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT: Tom Ryan/Don Duffy Investor Relations Advisors ph: 203.682.8200 fax: 203.682.8201	Mark L. Yoseloff, Chairman and CEO Paul C. Meyer, President, CFO and COO ph: 702.897.7150 fax: 702.270.5161

SHUFFLE MASTER, INC.® REPORTS THIRD QUARTER RESULTS

Earnings from continuing operations increased 37% to $0.26 per diluted share

Management increases guidance for fiscal 2004

LAS VEGAS . . ..Thursday, September 2, 2004 . . . Shuffle Master, Inc. (NASDAQ National Market: SHFL) today announced results for its fiscal 2004 third quarter.

Fiscal 2004 Third Quarter Results

For the third fiscal quarter ended July 31, 2004, the Company reported record revenue of $23.1 million compared to $15.4 million for the same quarter a year ago, an increase of 50%. Cash provided by operating activities increased 90% during the quarter to $12.3 million versus $6.5 million in the third quarter of fiscal 2003. Income from continuing operations for the quarter was $6.2 million, or $0.26 per diluted share, compared to $4.9 million, or $0.19 per diluted share for last year’s three month period.

Mark L. Yoseloff, Chairman and Chief Executive Officer, commented, “This was another extraordinary quarter for Shuffle Master. Significant year-over-year gains were recorded in every segment of our business. These results reflect strong organic growth combined with the accretive benefits of our CARD and BET acquisitions; and, demonstrate the positive benefits of the strategic initiatives that we put into place late last year.”

Recent Events and Current Outlook

On May 7, 2004, Shuffle Master announced that its Board of Directors approved a new authorization for the repurchase of up to $30 million of company common stock. There is $18.4 million remaining on this authorization. The Company has repurchased approximately $125 million of its stock since November 1, 2002.

On May 13, 2004, Shuffle Master completed its acquisition of CARD. Located in Vienna, Austria, CARD develops, manufactures and supplies innovative casino products, including the one2sixTM continuous shuffler and the soon-to-be introduced Easy ChipperTM, a state-of-the-art chip sorting device.

In June, Shuffle Master, Inc. was named as one of America’s 100 Best Small Companies by both Business Week Magazine and FORTUNE Small Business. Their rankings, which were for the second and third consecutive years respectively, were determined by revenue growth, earnings growth, return on invested capital, and stock performance over a three year period.

On August 2, 2004, the Company announced that it filed a complaint against MP Games LLC and certain other defendants alleging that the defendants’ MP21 table tracking system violates two Shuffle Master patents. The complaint also alleged misappropriation of trade secrets against certain of the defendants.

Mark L. Yoseloff further stated, “Shuffle Master continues to be a driving force behind the resurgence of table game play. Not only are we delivering a majority of the exciting new content through our Entertainment Products group but we also offer the ACE® shuffler, which provides the security and productivity necessary for the success of single-deck specialty games.” Yoseloff continued, “As we look to fiscal 2005, we believe that our financial position and increasingly global infrastructure will leverage results. We will commit significant R&D spending to new technology and product development while expanding our global position in our Utility and Entertainment product segments.”

Yoseloff concluded, “Due to our continued momentum, we are increasing our guidance for 2004 earnings. Based on the current outlook, management is now forecasting fully diluted earnings per share to be in the range of $.88 to $.90 for fiscal 2004, up from our previous guidance of $.86 to $.89.”

Today, Shuffle Master filed its Quarterly Report on Form 10-Q for its third fiscal quarter ended July 31, 2004 with the Securities and Exchange Commission. Selected information that we have typically included in our earnings press releases is contained in this Form 10-Q.

Shuffle Master, Inc. is a gaming supply company specializing in providing its casino customers with Utility Products, including automatic card shufflers, to improve their productivity and security, and Entertainment Products, including proprietary table games and Table Master™ games to expand their gaming entertainment content. The Company is included in the S&P SmallCap 600 Index. Information about the Company and its products can be found on the Internet at www.shufflemaster.com.

##

This release contains forward-looking statements that are based on management’s current beliefs and expectations about future events, as well as on assumptions made by and information available to management. The Company considers such statements to be made under the safe harbor created by the federal securities laws to which it is subject, and assumes no obligation to update or supplement such statements. Forward-looking statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the following: changes in the level of consumer or commercial acceptance of the Company’s existing products and new products as introduced; advances by competitors; acceleration and/or deceleration of various product development, promotion and distribution schedules; product performance issues; higher than expected manufacturing, service, selling, administrative, product development, promotion and/or distribution costs; changes in the Company’s business systems or in technologies affecting the Company’s products or operations; reliance on strategic relationships with distributors and technology and manufacturing vendors; current and/or future litigation or claims; tax matters, including changes in tax legislation or assessments by taxing authorities; acquisitions or divestitures by the Company or its competitors of various product lines or businesses and, in particular, integration of businesses that the Company may acquire; changes to the Company’s intellectual property portfolio, such as the issuance of new patents, new intellectual property licenses, loss of licenses, claims of infringement or invalidity of patents;

regulatory and jurisdictional issues (e.g., technical requirements and changes, delays in obtaining necessary approvals, or changes in a jurisdiction’s regulatory scheme or approach, etc.) involving the Company and its products specifically or the gaming industry in general; general and casino industry economic conditions; the financial health of the Company’s casino and distributor customers, suppliers and distributors, both nationally and internationally; the Company’s ability to meet its debt service obligations, including the Notes, and to refinance its indebtedness, which will depend on its future performance and other conditions or events and will be subject to many factors that are beyond the Company’s control; and various risk related to the Company’s customers’ operations in countries outside the United States, including currency fluctuation risks, which could increase the volatility of the Company’s results from such operations. Additional information on these and other risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and annual report on Form 10-K.

###

Shuffle Master, Inc. will hold a conference call on September 2, 2004, at 2:00 PM Pacific Time to discuss the results of operations for the third quarter ended July 31, 2004. The dial-in number for the call is (973) 935-8507; request the “Shuffle Master’s Third Quarter Fiscal 2004 Conference Call.” The call will also be webcast by CCBN and can be accessed at Shuffle Master’s web site www.shufflemaster.com. Beginning approximately two hours after the call and through September 9, 2004, a playback can be heard 24-hours a day by dialing (973) 341-3080; pin number 5066780.

- Financial highlights follow -

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, in thousands, except per share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
Revenue:
Utility products leases	$4,966	$4,439	$14,318	$12,999
Utility products sales and service	7,079	4,230	16,188	10,179
Entertainment products leases and royalties	6,343	5,358	17,498	15,762
Entertainment products sales and service	4,687	1,347	10,767	1,756
Other	8	7	77	75

Total revenue	23,083	15,381	58,848	40,771

Costs and expenses:
Cost of leases and royalties	2,311	1,618	5,739	4,872
Cost of sales and service	3,266	1,320	6,677	3,104
Selling, general and administrative	5,674	4,048	16,187	11,298
Research and development	1,722	1,129	4,652	2,723

Total costs and expenses	12,973	8,115	33,255	21,997

Income from operations	10,110	7,266	25,593	18,774
Other income (expense)	(514)	63	(1,006)	168

Income from continuing operations before tax	9,596	7,329	24,587	18,942
Provision for income taxes	3,359	2,441	8,606	6,625

Income from continuing operations	6,237	4,888	15,981	12,317
Discontinued operations, net of tax	13	(260)	1,625	(340)

Net income	$6,250	$4,628	$17,606	$11,977

Basic earnings per share:
Continuing operations	$0.27	$0.20	$0.66	$0.49
Discontinued operations	—	(0.01)	0.07	(0.01)

Net income	$0.27	$0.19	$0.73	$0.48

Diluted earnings per share:
Continuing operations	$0.26	$0.19	$0.64	$0.48
Discontinued operations	—	(0.01)	0.06	(0.02)

Net income	$0.26	$0.18	$0.70	$0.46

Weighted average shares outstanding:
Basic	23,076	24,979	24,239	25,175
Diluted	24,032	25,772	25,146	25,838

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	July 31, 2004	October 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$12,797	$2,674
Investments	31,787	7,751
Accounts receivable, net	9,493	10,007
Notes receivable	—	648
Investment in sales-type leases, net	3,553	2,075
Inventories	7,097	7,365
Prepaid income taxes	9,537	5,659
Deferred income taxes	1,386	833
Other current assets	707	242

Total current assets	76,357	37,254
Investment in sales-type leases, net	5,379	3,314
Products leased and held for lease, net	4,870	5,777
Property and equipment, net	3,165	2,047
Intangible assets, net	48,426	5,482
Goodwill, net	32,738	3,664
Deferred income taxes	—	1,551
Other assets	6,043	329

Total assets	$176,978	$59,418

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,842	$5,477
Accrued liabilities	5,620	3,368
Customer deposits and unearned revenue	3,384	2,425
Note payable and current portion of long-term liabilities	4,105	175

Total current liabilities	16,951	11,445
Long-term liabilities, net of current portion	157,892	250
Deferred income taxes	740	—

Total liabilities	175,583	11,695

Contingencies
Shareholders’ equity:
Preferred stock, no par value; 338 shares authorized; none outstanding	—	—
Common stock, $0.01 par value; 101,250 shares authorized; 23,179 and 24,715 shares issued and outstanding	232	165
Additional paid-in capital	8,342	—
Deferred compensation	(1,864)	—
Retained earnings (deficit)	(5,840)	47,558
Cumulative currency translation adjustment	525	—

Total shareholders’ equity	1,395	47,723

Total liabilities and shareholders’ equity	$176,978	$59,418

SHUFFLE MASTER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited, in thousands)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2004	2003	2004	2003
Cash flows from operating activities:
Net income	$6,250	$4,628	$17,606	$11,977
Depreciation and amortization	2,388	2,049	5,400	6,084
Other operating activities	3,666	(193)	(4,759)	(1,940)

Net cash provided by operating activities	12,304	6,484	18,247	16,121

Cash flows from investing activities:
Net change in investments	(4,573)	(3,539)	(24,036)	4,496
Payments for products leased and held for lease	(648)	(1,199)	(2,543)	(2,945)
Other capital expenditures	(1,793)	(337)	(2,761)	(1,432)
Acquisition of businesses	(32,293)	—	(38,437)	(1,730)
Proceeds from sale of slot assets	—	—	8,858	—
Other investing activities	1,810	(98)	(935)	(104)

Net cash used by investing activities	(37,497)	(5,173)	(59,854)	(1,715)

Cash flows from financing activities:
Proceeds from issuance of convertible notes, net of issue costs	(215)	—	145,219	—
Repurchases of common stock	(20,451)	(1,072)	(99,112)	(16,714)
Proceeds from issuances of common stock	1,184	1,053	5,623	2,825

Net cash provided (used) by financing activities	(19,482)	(19)	51,730	(13,889)

Net increase (decrease) in cash and cash equivalents	(44,675)	1,292	10,123	517
Cash and cash equivalents, beginning of period	57,472	2,829	2,674	3,604

Cash and cash equivalents, end of period	$12,797	$4,121	$12,797	$4,121